Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 2, 2013 (the “Effective Date”), by and between STRAYER EDUCATION, INC., a Maryland corporation (the “Company”), and ROBERT S. SILBERMAN (the “Executive”).

WHEREAS, the  Executive has been employed by the Company and currently serves as its Chief Executive Officer pursuant to an employment agreement dated as of April 6, 2001 and amended as of March 11, 2005; and

WHEREAS, the Company desires to continue to employ the Executive from and after the Effective Date  in the capacity of its Executive Chairman and the Executive desires to continue to be employed by the Company in such new capacity pursuant to the terms set forth herein; and

WHEREAS, the Company and the Executive desire to amend and restate the Prior Employment Agreement in its entirety, in order to set forth the terms and conditions of the Executive’s employment with the Company as Executive Chairman, commencing as of the Effective Date;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, it is agreed as follows:

1.           Employment.  The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company as its Executive Chairman upon the terms and conditions set forth herein.

2.           Term.  The Executive’s employment shall be for a term (the “Employment Term”) commencing on the Effective Date  and, subject to earlier termination under Section 8, expiring on May 2, 2019 ; provided, however, that commencing on May  2, 2019  and each May  2  thereafter, the Employment Term will automatically be extended for an additional year unless, not later than February 1 of the same year, the Company or the Executive shall have given written notice to the other that it or the Executive, as the case may be, does not wish to have the Employment Term extended.

3.           Duties of the Executive.  The Executive shall serve as the Company’s Executive Chairman with such responsibilities as are reasonably assigned to him in his capacity as Executive Chairman by the Company’s Board of Director’s (“Board”), as well as Chairing all Board and Shareholder meetings during the Employment Term. The Executive shall report solely to the Company’s Board of Directors (the “Board”) and shall be assigned only those executive policy and management duties that are consistent with the Executive’s position as Executive Chairman of the Company.  The Executive shall devote substantially all of his working time and his best efforts, full attention and energies to the business of the Company; provided, however, that it shall not be a violation of this Agreement for Executive to (a) devote reasonable periods of time to charitable and community activities and engaging in industry or professional activities (including membership on the board of directors or governing body of other corporations or entities and participation on governmental panels and commissions), and/or (b) manage personal business interests and investments, in each case so long as such activities do not interfere with the performance of Executive’s responsibilities under this Agreement.  The Company shall include the Executive in the management slate for election as a director (and Chairman of the Board) at every stockholders’ meeting during the Employment Term at which his term as a director would otherwise expire.

4.           Compensation.

(a)           Base Salary.  During the Employment Term, the Company shall pay to the Executive a base salary of not less than $ 665,000 per annum (the “Base Salary”).  The Board shall review Executive’s Base Salary annually (after approval of the forthcoming year’s budget and receipt of the prior year’s financial statements) and increase it by an amount no less than the increase in the consumer price index for the Washington, D.C. metropolitan area from the immediately preceding year.

(b)           Annual Profit Share Award.  In addition to the Base Salary, the Executive shall be eligible to receive an annual profit share award  (the “Profit Share Award ”) for each fiscal year of the Company that ends during the Employment Term, under  the profit sharing plan in effect for senior executives of  the Company (the “Plan”), subject to the approval of the Company’s shareholders as required for purposes of exemption from the limitations on deductibility imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and based upon the achievement of objective performance goals meeting the requirements for such exemption.  The Executive’s target Profit Share Award under the Plan for 2013 shall be $835,000, and thereafter for each fiscal year during the Employment Term shall be such amount as shall be determined by the Board in accordance with the Plan, but shall be at least 125% of the Executive’s Base Salary for the year involved, provided that the Company achieves the targeted level of performance under the Plan for the relevant fiscal year.  The targeted level of performance required to earn the targeted Profit Share Award amount shall be as agreed by the Compensation Committee or the Executive Committee of the Board, on the one hand, and the Executive, on the other hand.

(c)            Restricted Share Units and Options.  The Executive currently holds 200,000 Restricted Stock Units (“Units”) pursuant to an Amended and Restated Restricted Stock Agreement Converting Restricted Stock to Deferred Restricted Stock Units between Executive and the Company dated as of March 22, 2013 (“Restricted Stock Agreement”). The Restricted Stock so converted was originally issued as follows: 183,680 shares on February 10, 2009 (the “2009 Shares”) under the Company’s Amended 1996 Stock Option Plan (“1996 Plan”) and 16,320 shares on February 14, 2012 ( the “2012 Shares”) under the Company’s 2011 Equity Compensation Plan (“2011 Plan”). Notwithstanding any other term of this Agreement, the Restricted Stock Agreement, the 1996 Plan or the 2011 Plan, all Units shall vest in full on the earlier to occur of February 10, 2019 (provided the performance criteria therein are achieved as of such date), upon a COC Termination (as defined in Section 8(a) hereof) or upon any other termination of the Executive’s employment without Cause under Section 8(a), upon Executive’s death or Disability under Section 8(c) or 9(b)(ii) of this Agreement, or upon any direct or indirect termination by the Company of Executive’s 409A Service without Cause (as defined in Section 8(a)) prior to February 10, 2019.  The Executive currently holds options issued pursuant to the 2011 Plan (“Options”) to purchase 100,000 shares of the Company’s Common Stock under a stock option agreement dated February 15, 2013 (“Stock Option Agreement”).  Notwithstanding any other term of this Agreement, the 2011 Plan or the Stock Option Agreement, and in addition to the other vesting events described in the Stock Option Agreement, all Options shall vest in full on any termination of the Executive’s employment without Cause under Section 8(a) hereof (other than a COC Termination, as terminations in connection with a Change in Control event hereunder which are not otherwise covered by Section 8(a) shall instead be governed by the “Change in Control Resulting in Termination” provision of the Stock Option Agreement), upon Executive’s death or disability under Section 8(c) or 9(b)(ii), or upon any direct or indirect termination by the Company of Executive’s 409A Service without Cause (as defined in Section 8(a)) prior to February 10, 2019.

5.           Executive Benefits.

(a)           General.  In addition to the compensation described in Section 4, during the Employment Term, the Company shall make available to the Executive, on the most favorable terms and conditions available to executive and management employees of the Company, (i) all Company sponsored employee benefit plans or arrangements and such other usual and customary benefits now or hereafter generally available to employees of the Company, and (ii) such benefits and perquisites as may be made available to senior executives of the Company as a group, including, without limitation, equity and cash incentive programs, director and officer insurance which includes coverage for service on other boards of directors at the request of the Company, governmental panels, etc., vacations, and retirement, deferred compensation and welfare plans.

(b)           Attorneys’ Fees.  The Company shall pay or reimburse the Executive for all reasonable attorneys’ fees and disbursements incurred by the Executive in connection with the negotiation and execution and enforcement of this Agreement.

6.           Expenses.  The Company shall also pay or reimburse the Executive for reasonable and necessary expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the expense policy of the Company applicable to members of senior management of the Company.

7.           Place of Performance.  In connection with his employment by the Company, unless otherwise agreed by the Executive, the Executive shall be based at the principal executive offices of the Company in Herndon, Virginia, except for travel reasonably required for Company business and the Company shall provide the Executive with appropriate office facilities, support staff and resources to perform his duties at such location.

8.           Termination.

(a)           Termination By the Company without Cause.  The Executive’s employment hereunder and the Employment Term may be terminated by the Company for any reason by written notice as provided in Section 18.  For purposes of this Agreement, the Executive will be treated as having been terminated by the Company without Cause if the Executive terminates his employment with the Company under the following circumstances: (i) the Company breaches any material provision  of this Agreement and fails to cure such breach within thirty (30) calendar days after receiving notice thereof from the Executive; (ii) the Company directly or indirectly causes  a material reduction in the Executive’s title, authority, functions, duties or responsibilities as provided in Section 3 and the Company fails to restore to the Executive such authority, functions, duties or responsibilities within thirty (30) calendar days after receiving notice thereof from the Executive; or (iii) the Executive resigns for any reason, or without reason, during the thirty day period immediately following the six month anniversary of the first  occurrence after the Effective Date hereof of a “Change in Control” of the Company (as defined in Section 11) (a “COC Termination”).  In the event of such a termination without Cause pursuant to any of subsections 8(a) (i)-(iii) above or any other termination of the Executive’s employment by the Company for any reason other than Cause (as defined in Section 9(d) herein), the Executive shall be entitled to the payments and benefits set forth in Section 9(a).

(b)           Termination By the Company for Cause or Voluntary Termination By the Executive.  The Executive may voluntarily terminate his employment under this Agreement at any time by notice to the Company as provided in Section 18.  In the event of a termination of the Executive’s employment by the Executive during the Employment Term other than pursuant to Section  8(a) hereof or a termination by the Company for Cause (as defined in Section 9(d) herein) during the Employment Term, the Executive shall be entitled to the payments and benefits set forth in Section 9(b).

(c)           Termination Due to Death or Disability.  In the event of a termination of the Executive’s employment during the Employment Term due to death or Disability (as defined herein), the Executive shall be entitled to the payments and benefits set forth in Section 9(c).

9.           Compensation and Benefits Upon Termination of Employment.

(a)           Termination by Company Without Cause.  If the Executive’s employment hereunder is terminated by the Company (including within the meaning of any of subsections 8(a)(i)-(iii) herein) for any reason other than for Cause (as defined in Section 9(d) herein) during the Employment Term, the Company shall be obligated to pay to the Executive the following termination payments and make available the following benefits:

(i)           Accrued Rights.  The Company shall within ten (10) days of the date of termination pay the Executive a lump-sum amount equal to the sum of (A) his earned but unpaid Base Salary through the date of termination, (B) any earned but unpaid Profit Share Award under Section 4(b) above, and (C) any business expenses due to the Executive from the Company as of the date of termination.  In addition, the Company shall provide to the Executive all payments, rights and benefits due as of the date of termination under the terms of the Company’s employee and fringe benefit plans and programs (other than severance plans or programs) in which the Executive participated during the Employment Term (together with such  lump-sum payment, the “Accrued Rights”).

(ii)           Severance Payment.  The Company shall within thirty (30) days of the date of termination pay the Executive a lump sum payment in an amount equal to (A) three times the Base Salary (at the highest rate in effect for any period prior to the date of termination), plus (B) in the case of a COC Termination only, three times the latest previous Profit Share Award actually paid.

(iii)           Medical Benefits.  For a period of three (3) years following the date of termination, except as provided in Section  9(f), the Company will arrange to provide the Executive with medical benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the date of termination, provided that if and to the extent that any benefit described in this paragraph is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such benefits.

(iv)            Units and Options.  As of the date of the Executive’s termination hereunder for any reason, including under Section 8(a) hereof, (other than a voluntary resignation or termination for Cause covered by Section 9(b) below), any unvested Units and Options then held by the Executive shall immediately and fully vest.

(b)           Voluntary Resignation or Termination for Cause or Change in Status of Employment.  (i)  If the Executive’s employment hereunder is terminated during the Employment Term because of his voluntary resignation (other than pursuant to Section 8(a) or 9(b)(ii))  in order for  the Executive to serve in a senior position (including elected official) in local, State or Federal government, or in any non-profit entity or tax-exempt organization which plays an advocacy  role or is active in research or developing policy proposals related to the post-secondary education sector, as at least a part of its mission, and which does not constitute a  “Non-Profit Competitor” as defined in  Section 14(a) hereof, (1) the Company shall have no further obligations to the Executive under this section, except to pay or provide to the Executive any and all Accrued Rights, (2)  Options shall immediately vest pro rata, in an amount equal to the percentage of time that has elapsed through the date of termination in the time period from February 15, 2013 through February 15, 2015, and (3) Units shall immediately vest pro rata, in an amount equal to the percentage of time that has elapsed through the date of termination in the time period from February 10, 2009 to February 10, 2019 (as to the Units converted from the 2009 Shares) and  in the time period from February 14, 2012 through February 10, 2019 (as to Units converted from the 2012 Shares); provided that no failure to meet the performance criteria in the Restricted Stock Agreement then exist, and the balance of unvested Units and Options that has not vested on such a pro rata basis shall terminate immediately and be of no further force or effect.  (ii)  If the Executive elects to relinquish his title and duties as Executive Chairman (other than pursuant to Section 8(a) or 9(b)(i)) and agrees to remain employed by the Company in a capacity (and with title, duties and  responsibilities acceptable to him) whereby he is providing bona fide services to the Company (“409A Service”) so as to meet the service criteria required by Section 409A of the Internal Revenue Code (“Section 409A”), or to serve as a Director or consultant, if appropriate and satisfactory to both the Company and the Executive, all Units shall continue to vest during such 409A Service and shall vest in full on the earlier of  February 10, 2019 (assuming the performance criteria therein are met as of such date) or upon a COC Termination or any other direct or indirect termination of such 409A Service without Cause (as defined under Section 8(a)) or upon Executive’s death or Disability.  In the event that Executive elects to relinquish his title as Executive Chairman and remain employed to provide 409A Service or other service as aforesaid, the Executive and Company shall negotiate and execute a mutually agreeable amendment to this Agreement which shall make appropriate changes to the title, duties, compensation and other terms specified herein to reflect such change in Executive’s employment status. In such amendment,  the provisions of Section (8)(a), related to a Termination by the Company without Cause, and the provisions of 9(d), related to a Termination by the Company for Cause, shall remain in full effect as related to Executive’s employment in providing 409A Service or other service as aforesaid. (For the avoidance of doubt, to the extent any voluntary change in employment status may be characterized under either subsection 9(b)(i) or 9(b)(ii), Executive shall elect which subsection shall apply.)  (iii) If the Executive’s employment hereunder is terminated during the Employment Term by the Company for Cause (as defined in Section 9(d) hereof) (1) the Company shall have no further obligations to the Executive under this section, except to pay or provide to the Executive any and all Accrued Rights, and (2) all unvested Units and Options shall terminate immediately and be of no further force or effect.

(c)           Disability; Death.  If the Executive’s employment hereunder is terminated during the Employment Term by reason of the Executive Disability (as defined herein) or death, the Company shall pay and provide the Executive (or his legal representative or estate) with the following:

(i)           Accrued Rights.  The Company shall pay and provide to the Executive (or his legal representative or estate) any and all Accrued Rights, including all disability or life insurance benefits as applicable;

(ii)          Salary Continuation.  The Company shall provide the Executive (or his legal representative or estate) with continued payment of the Executive’s then-current Base Salary for a period of 12 months; provided, that such payments shall be reduced (but not below zero) by all amounts payable to the Executive (or his legal representative, estate, beneficiaries or dependents) under any Company-provided life insurance or disability benefit plans.

(iii)         Units and Options.  As of the date of the Executive’s termination under this paragraph, any unvested Units and Options shall immediately and fully vest.

(d)           Termination for Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)           the willful and continued failure by the Executive substantially to perform his duties hereunder (other than any such failure resulting from the Executive’s Disability or the Company’s breach of this Agreement), which failure is not or cannot be cured within thirty (30) business days after the Company has given written notice thereof to the Executive specifying in detail the particulars of the acts or omissions deemed to constitute such failure,

(ii)          the engaging by the Executive in willful misconduct which is materially injurious to the Company, monetarily or otherwise,

(iii)         the Executive’s conviction of, or entry of a plea of nolo contendere with respect to, any felony, or

(iv)         the Executive’s breach of any material provision of this Agreement, if the Executive fails to cure such breach within thirty (30) business days after the Company has given written notice thereof to the Executive.

For purposes of this definition, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  The Executive shall not be deemed to have been terminated for Cause unless and until the Board finds that the Executive’s termination for Cause is justified and has given the Executive written notice of termination, specifying in detail the particulars of the Executive’s conduct found by the Board to justify such termination for Cause.

(e)           Disability Defined.  “Disability” shall mean the Executive’s inability to perform the duties of his position with the Company by reason of a medically determined physical or mental impairment which has existed for a continuous period of at least 26 weeks and which, in the written judgment of a physician, is likely to be of indefinite duration or to result in  death.

(f)           No Obligation to Mitigate.  The Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise; provided, however, that the Executive’s coverage under the Company’s medical benefit plans will terminate when the Executive becomes covered under any employee medical plan made available by another employer.  The Executive shall notify the Company within thirty (30) days after the commencement of any such benefits.

10.           Certain Additional Payments by the Company.

(a)           Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Section 10(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount; provided, that if the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under this  Agreement shall be reduced pursuant to this Section 10(a), and the Gross-Up Payment shall be made.  The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 9(a)(ii), unless an alternative method of reduction is elected by the Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive.  For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.

(b)           Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PriceWaterhouseCoopers, or such other nationally recognized certified public accounting firm as may be agreed to by the Company and the Executive (the “Accounting Firm”).  The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder.  In the event the Company exhausts its remedies pursuant to Section 10(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)           The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim.  The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(i)           give the Company any information reasonably requested by the Company relating to such claim,

(ii)          take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)         cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)         permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 10(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the payment of any Gross-Up Payment or the receipt by the Executive of an amount advanced by the Company pursuant to Section 10(c), the Executive becomes entitled to receive any refund with respect to such Gross-Up Payment or claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)           Notwithstanding any other provision of this Section 10, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

(f)           Definitions.  The following terms shall have the following meanings for purposes of this Section 10.

(i)           “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii)          “Parachute Value” of a Payment shall mean the present value as of the date of the Change of Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii)         A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv)         The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(v)          “Value” of a Payment shall mean the economic present value of a Payment as of the date of the Change of Control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

11.           Change in Control.  As used herein, a “Change in Control” of the Company shall mean the occurrence of any of the following:

(a)           The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either: (i) the then- outstanding shares of the Company’s Common Stock or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this subsection (a), the following  shall not constitute a Change in Control:  any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 11; or

(b)           Individuals who constitute the Board of Directors of the Company as of the date hereof (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that  any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or any of the Investors; or

(c)           Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company with or to any Person  (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Stock and Voting Stock of the Company, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

(d)           Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

12.           Confidentiality Agreement.

(a)           The Executive acknowledges that, in the course of his employment by the Company, he will or may have access to and become informed of confidential or proprietary information which is a competitive asset of the Company (“Confidential Information”), including, without limitation, (i) the terms of any agreement between the Company and any employee, customer or supplier, (ii) pricing strategy, (iii) merchandising and marketing methods, (iv) product or course development ideas and strategies, (v) university and Company personnel training and development programs, (vi) financial results, (vii) strategic plans and demographic analyses, (viii) proprietary computer and systems software, and (ix) any non-public information concerning the Company, its employees, suppliers or customers.  The Executive agrees that he will keep all Confidential Information in strict confidence during his employment by the Company and thereafter, and will never directly or indirectly make known, divulge, reveal, furnish, make available, or use any Confidential Information (except in the course of his regular authorized duties or as otherwise authorized on behalf of the Company).  The Executive agrees that the obligations of confidentiality hereunder shall be in effect at all times during the Employment Term and shall survive termination of his employment at the Company  for a period of six (6) years thereafter  regardless of any actual or alleged breach by the Company of this Agreement, unless and until any such Confidential Information shall have become, through no fault of the Executive, generally known to the public or the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).  The Executive’s obligations under this Section 12 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles.

(b)           Except in the ordinary course of the Company’s business, or as otherwise authorized on behalf of the Company, the Executive may not make or cause to be made, any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries including or reflecting Confidential Information. All such documents and other property furnished to the Executive by the Company or otherwise acquired or developed by the Company shall at all times be the property of the Company.  Upon termination of the Executive’s employment with the Company, the Executive will return to the Company or destroy any such documents or other property of the Company which are in the possession, custody or control of the Executive; provided that the Executive may maintain a copy in his possession (to be treated confidentially under this Section 12) of any information necessary for the Executive to enforce his legal rights under this Agreement or to file applicable tax returns.

(c)           Without the prior written consent of the Company, except in the ordinary course of the Company’s business, or to enforce his legal rights under this Agreement or support any tax filings referenced under subsection (b) above, or to comply with any legal disclosure requirement referenced in subsection (a) above, the Executive shall not at any time following the date of this Agreement use for the benefit or purposes of the Executive or for the benefit or purposes of any other person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise or disclose in any manner to any person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise any Confidential Information.

13.           Investment in Company Common Stock.  The Executive shall while the Executive’s employment with the Company continues,  hold Company Common Stock having a value at least equal to 70% of the amount of his Base Salary as in effect from time to time.

14.           Covenant Not to Compete.

(a)           For six (6) years after the date of termination of employment hereunder  ,  the Executive shall not, directly or indirectly, individually or on behalf of any other person or entity, (A) engage or  have an economic interest in (whether as owner, stockholder, partner, lender, consultant, employee, agent or otherwise) any business, activity or enterprise which is then directly competitive with a material portion of the business, taken as a whole, of the Company and of any division or operation of the Company and of the Company’s subsidiaries (collectively, the “Company Group”) in any region of the United States in which such business is then being conducted, it being understood that the Company Group currently is engaged primarily in the business of for-profit post-secondary education for working adults and non-traditional adult students, or (B) hire or employ any person who has been an employee of any member of the Company Group at any time within 12 months prior to  the Executive’s termination of employment or solicit, aid or induce such person to leave his or her employment with any member of the Company Group to accept employment with any other person or entity.  It is agreed that (i) any education entity which is primarily engaged in the not for profit post-secondary education sector  will not be deemed to be a direct competitor of the Company Group hereunder unless: (y) such entity meets the direct and material competition standard with the business of the Company Group in any particular region as set forth in subsection 14(a)(A) above, and (z) a material portion of such entity’s tuition and fee revenue is derived from working adult and non-traditional adult students who have demographic characteristics consistent with the demographic profile of the Company’s primary student body (any such entity meeting (y) and (z) above being referred to herein as a “Non-Profit Competitor”), (ii) the Executive’s ownership of less than 1% of any class of stock in a publicly-traded corporation or his membership on any board of directors that is permissible under Section 3 hereof shall not be deemed a breach of this Section 14, and (iii) nothing herein shall be construed to prohibit general solicitation of employment by means of advertising.

(b)           The Executive acknowledges and agrees that a violation of Section 12 and the foregoing provisions of this Section 14 (referred to collectively as the Confidentiality and Noncompetition Agreement) would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violation would be inadequate.  In recognition of the foregoing, the Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement, and without the necessity or proof of actual damages, the Company shall have the right to seek specific enforcement of  this Agreement, which may include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that seeking damages and injunctions shall all be proper modes of relief and are not to be considered as alternative remedies.

15.           Agreement.  This Agreement supersedes any and all prior and/or contemporaneous agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof.  Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party.

16.           Withholding of Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

17.           Successors and Binding Agreement.

(a)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.  This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b)           This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)           This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 17(a) and 17(b).  Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments and benefits hereunder will not be assignable, transferable or delegable by him, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 17(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

18.           Notices.  For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or similar courier service, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as either party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

19.           Governing Law.  The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Maryland, without giving effect to the principles of conflict of laws of such State.

20.           Validity.  If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

21.           Survival of Provisions.  Notwithstanding any other provision of this Agreement, the parties’ respective rights and obligations hereunder, will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.

22.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is in writing and signed by the party against whom such modification, waiver or discharge is sought to be enforced.  No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Unless otherwise noted, references to “Sections” are to sections of this Agreement.  The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

23.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

24.           Board Membership.

(a)           The Executive shall recuse himself from all decisions and actions taken by the Board with respect to this Agreement, including without limitation, decisions whether the Company will give any notice that the Employment Term shall not be extended pursuant to Section 2 and any decisions concerning the termination of the Executive’s employment by the Company.

(b)           Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment with the Company for any reason, unless otherwise requested by the Board he shall immediately resign from the Board and from all boards of directors of subsidiaries and affiliates of the Company of which he may be a member.  The Executive hereby agrees to execute any and all reasonably requested documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

25.           Indemnification under Company By-Laws.  To the maximum extent provided in the Company’s By-Laws and by law, during the term of this Agreement and thereafter, the Company shall indemnify and hold the Executive and his heirs, personal representatives, executors and administrators harmless, against any and all claims, damages liabilities, costs of investigation and reasonable legal expenses as a result of any threatened or actual third-party claim or proceeding  (excluding claims and proceedings by the Company and any of its affiliates)  against the Executive that arises by reason of the Executive having executed and performed under this Agreement (as it may be amended)  or otherwise having provided service as an officer, director, employee of the Company, any affiliate of the Company or any other entity at the request of the Company.

26.           Section 409A.

(a)           It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder, including without limitation any such regulations or other guidance that may be issued in the future (“Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid imputation of any such additional tax, penalty or interest under Section 409A yet preserve the intended benefit payable to the Executive.

(b)           Notwithstanding anything herein to the contrary, if the Executive is a Specified Employee at the time of the Executive’s termination of employment with the Company and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of any such payments or benefits hereunder to the extent that such payments or benefits (after taking into account all exclusions applicable to such payment under Section 409A) constitute “deferred compensation” subject to Section 409A (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the earlier of (i) the first business day after the expiration of six (6) months following the Executive’s termination of employment (ii) or the Executive’s death or Disability (the “Delayed Payment Date”).

(c)           For purposes of this Agreement, any references herein to the Executive’s “termination of employment” or words of similar meaning shall refer to the Executive’s “separation from service” with the Company within the meaning of Section 409A and Treasury Regulation Section 1.409A-1(h) (after giving effect to the presumptions contained therein) and the term “Specified Employee” shall have the meaning given such term in Section 409A and Treasury Regulation Section 1.409A-1(i) as determined in accordance with the Company’s policy for determining Specified Employees.

(d)           (i) To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “nonqualified deferred compensation” subject to Section 409A,  any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv), and (ii) to the extent that the Executive’s receipt of any in-kind benefits from the Company or its affiliates must be delayed pursuant to this Section 26 due to the Executive’s status as a Specified Employee, the Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period.  Any amounts paid by the Executive pursuant to the preceding sentence shall be reimbursed to the Executive as described above on the Delayed Payment Date.

(e)           Each payment made under this Agreement shall be treated as a separate payment and any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f)           The Company shall consult with the Executive in good faith regarding and shall use all reasonable efforts to agree with Executive on the appropriate implementation of the provisions of this Section 26.

(g)           Any Gross-Up Payment shall be paid promptly and in all events shall  be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority.

[signature page follows]

IN WITNESS WHEREOF, with the Company signatory listed below having been duly authorized by the Company to enter into this Agreement by the Company, the parties hereto have executed this Agreement as of the day and year first written.

STRAYER EDUCATION, INC.

By:	/s/ Viet D. Dinh
Name: Viet D. Dinh
Title: General Counsel

/s/ Robert S. Silberman
Robert S. Silberman